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                                                                   Exhibit 10.28


                                LICENSE AGREEMENT

        THIS LICENSE AGREEMENT ("Agreement") is made as of July 21, 1999 (the "Effective Date") by and between Sonometrics Corporation, a corporation organized and existing under the laws of Ontario, Canada, having a principal place of business located at 135-4056 Meadowbrook Dr., London, Ontario, Canada N6L 1E4 ("Licensor") and Cardiac Pathways Corporation, a corporation organized and existing under the laws of Delaware, having a principal place of business at 995 Benecia Avenue, Sunnyvale, California 94086 ("Licensee").

                                   BACKGROUND

        WHEREAS, Licensor owns certain Licensed Patents (as defined below); and

        WHEREAS, Licensee wishes to obtain an exclusive license from Licensor to the Licensed Patents on the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings indicated:

        1.1 "Affiliate" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by, or is under common control with Licensee, but only for so long as such entity controls, is controlled by, or is under common control with Licensee. For this purpose, control shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive fifty percent (50%) or more of the profits by contract or otherwise, or in countries where control of fifty percent (50%) or more of such rights is not permitted in the country where such entity exists, the maximum permitted in such country.

        1.2 "Field" shall mean use of [***Redacted] and [***Redacted] in and on the [***Redacted] that utilize essentially [***Redacted], excluding [***Redacted] solely and directly related to [***Redacted].

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the commissioner.

        1.3 "Financing Event" means the closing of a transaction, as described in the Preferred Stock Financing Agreements, dated May 21, 1999, entered into by Licensee and a group of investors, relating to the sale of Licensee's convertible preferred shares pursuant to which Licensee receives at least twenty-five million dollars ($25,000,000) for the sale of such shares.

        1.4 "Licensee" shall mean Cardiac Pathways Corporation and its
Affiliates.

        1.5 "Licensed Patents" shall mean (i) all patents and patent applications claiming or disclosing subject matter claimed or disclosed in those certain patents and patent applications, including continuations and provisional applications, that are owned or controlled by Licensor as of the Effective Date, a complete listing of which is attached hereto as Exhibit A, and (ii) all divisionals, continuations, continuations in-part, patents of addition, and substitutions of, and all Patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, or extensions of any kind with respect to any of such patents.

        1.6 "Licensed Product" shall mean a product:

            1.6.1 within the scope of one or more Valid Claims of the Licensed Patents in the country of manufacture or sale;

            1.6.2 produced, processed or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the Licensed Patents in the country of such manufacture; or

            1.6.3 used in a process and/or method within the scope of one or more Valid Claims of the Licensed Patents in the country where such product is made or sold.

        1.7 "Listed Countries" shall mean France, Germany, Italy, Japan, and the United States. Licensee may, from time to time, modify this list by notifying Licensor in advance in writing.

        1.8 "Net Royalties" shall mean royalties and fees received by Licensee from a Sublicensee with respect to the Licensed Patents, including any initial payments, less all costs incurred by Licensee in collecting such royalties including, without limitation, attorney's fees, audit and/or accountant's fees, and collection costs.

        1.9 "Sublicensee" shall mean a third party to whom Licensee has granted a license or sublicense to make, have made, import, use, sell, offer for sale, or otherwise exploit a Licensed Patent in the Field.

        1.10 "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with



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respect to sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.10, if a claim of a pending patent application has not issued as a claim of an issued patent, within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until the patent is issued including such claim.

                                   ARTICLE II

                                     LICENSE

        2.1 Grant. Licensor hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, with the right to grant and authorize sublicenses, to Licensor's entire interest in and to the Licensed Patents within the Field to:
(i) make, have made, use, import, have imported, sell, offer for sale and otherwise exploit and distribute Licensed Products within the Field, and (ii) practice any method, process or procedure included within the Licensed Patents in the Field.

        2.2 Acknowledgement. Licensor expressly reserves the right to continue practicing the Licensed Patents outside the Field.

                                   ARTICLE III

                              PAYMENTS AND REPORTS

        3.1 License Royalty. As consideration for the rights and licenses granted by Licensor to Licensee hereunder, Licensee agrees to pay Licensor one million United States dollars ($1,000,000 U.S.) within fifteen business days after the closing of a Financing Event, and one million United States dollars ($1,000,000 U.S.) within two (2) business days of January 4, 2000.

        3.2    Sublicense Royalties.

               3.2.1 Payments on Net Royalties. In addition to the payments above in Section 3.1, Licensee shall pay to Licensor a sublicensing royalty equal to [***Redacted] percent ([***Redacted]%) of the Net Royalties it receives from a Sublicensee within [***Redacted] ([***Redacted]) days of receipt by the Licensee. It is understood and agreed that the "sublicense royalty" received by Licensee from Sublicensees shall not include, (i) amounts received [***Redacted], (ii) [***Redacted] of amounts [***Redacted], (iii) amounts [***Redacted] under [***Redacted] with the [***Redacted], or (iv) amounts [***Redacted] or [***Redacted].

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the commissioner.



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               3.2.2 Outside Scope of Valid Claim. The sublicensing royalty rate set forth in Section 3.2.1 above shall be [***Redacted] by [***Redacted] percent ([***Redacted]%) if the applicable Licensed Products are not within the scope of an issued Valid Claim of a patent within the Licensed Patents in the country such Licensed Products are made or sold.

               3.2.3 Royalty Term. The obligation of Licensee to pay royalties under this Article III shall continue on a Licensed Product by Licensed Product and country-by-country basis, for so long as there exists a Valid Claim covering such Licensed Product in the country of such manufacture or sale.

        3.3 Payment Method. Unless otherwise requested in writing by Licensor, all amounts payable under this Agreement shall be made by check drawn on a United States bank account and delivered to Licensor at the address set forth in
Section 10.4 or such other business address as Licensor may designate in writing. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due calculated on the number of days such payment is delinquent.

        3.4 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

        3.5 Review of Accounting Records. Licensee shall maintain accurate books and records which enable the calculation of sublicensing royalties payable hereunder to be verified. Upon thirty (30) days prior notice to Licensee, independent accountants selected by Licensor, reasonably acceptable to Licensee, after entering into a confidentiality agreement with Licensee, may have access to the books and records of Licensee to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of Licensee's payments and compliance with this Agreement. The accounting firm shall report to Licensor only whether there has been a sublicensing royalty underpayment and, if so, the amount thereof. Such access shall be permitted during Licensee's normal business hours during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement. Any such inspection or audit shall be at Licensor's expense, unless that it is demonstrated that Licensee has underpaid Licensor by at least ten (10) percent of the amounts due Licensor under Section 3.2.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the commissioner.


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                                   ARTICLE IV

                              TERM AND TERMINATION

        4.1 Term. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided herein, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country.

        4.2 Termination for Cause. If either party materially breaches this Agreement, the nonbreaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if either party receives notification from the other of a material breach and if the party alleged to be in breach notifies the nonbreaching party in writing within thirty (30) days of receipt of default notice that it disputes the asserted default, the parties shall discuss in good faith and attempt to resolve such dispute. If the parties are unable to resolve such dispute within thirty
(30) days after notice of the dispute is received by the nonbreaching party, the matter will be submitted to arbitration and no termination shall become effective prior to the completion of such arbitration, and unless approved by the arbitrators.

        4.3 Termination for Failure of Financing Event. If there has not been a closing of a Financing Event on or before August 19, 1999, the Licensor may, at its option, terminate this Agreement upon notice to the Licensee, unless the Licensee chooses to extend the agreement for a period (the "Extension Period"). The Extension Period is defined as a period during which the Licensee pays the Licensor an extension fee amounting to one thousand dollars ($1,000) per day up to and including September 30, 1999. During this Extension Period, the Licensor may not terminate this Agreement for failure to close a Financing Event.

        4.4 Permissive Termination. Licensee may terminate this Agreement with respect to any country and/or any patent application or patent of the Licensed Patents upon thirty (30) days written notice to Licensor.

        4.5    Effect of Termination.

               4.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

               4.5.2 Stock on Hand. In the event this Agreement is terminated for any reason, Licensee and its Sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand.



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               4.5.3 Sublicensees. In the event of any termination of this
Agreement any sublicenses granted by Licensee shall remain in force and effect and shall be assigned by Licensee to Licensor, provided, that such Sublicensee is currently in good standing with regard to its obligations under the sublicense or has cured any default or breach within the period provided in such sublicense, and further provided, that the financial obligations of each such Sublicensee shall be limited to those due Licensee hereunder for the practice of such a sublicense.

        4.6 Survival. Articles V, VII, IX and X, and Sections 4.5-4.6 shall survive expiration or termination of this Agreement for any reason.

                                    ARTICLE V

                                 CONFIDENTIALITY

        5.1 Confidential Information. Except as expressly provided in this Agreement, neither party shall use for its own benefit or the benefit of any third party, or disclose to any third party, any confidential, proprietary or trade secret information (the "Confidential Information") received from the other party hereto, during the term of this Agreement and for five (5) years thereafter. All Confidential Information must be designated as such by the disclosing party in writing at or before the disclosure is made in writing, or within thirty (30) days of such disclosure.

        5.2 Permitted Disclosures. Notwithstanding Section 5.1 above, Confidential Information shall not include any of the following information which the receiving party can demonstrate by competent evidence:

               5.2.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

               5.2.2 was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving party;

               5.2.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

               5.2.4 was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party; or

               5.2.5 was subsequently disclosed to the receiving party by a person other than a party without breach of any legal obligation to the disclosing party.

        5.3 Additional Permitted Disclosures. In addition, either party may disclose Confidential Information of the other (i) to their legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and Sublicensees, to the extent such



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disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) in connection with the filing and support of patent applications; (iii) to a potential Sublicensee or as reasonably required in the course of a contemplated public offering or private financing; (iv) to a corporate partner; or (v) if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the party compelled to make such disclosure (x) requests confidential treatment of such information, (y) provides the other party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order and (z) discloses only the minimum necessary to comply with the requirement to disclose.

        5.4 Non-Disclosure. The terms of this Agreement shall not be disclosed by Licensee or Licensor to any third party or be published unless both parties expressly agree otherwise in writing. Licensee shall allow at least three (3) business days notice of any proposed public disclosure for Licensor's review and comment or to provide written consent. The text of any press release to be issued by Licensee and/or Licensor concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the parties in writing in advance, such agreement not to be unreasonably withheld or delayed. However, this restriction shall not apply to announcements required by law or regulation, except that in such event the parties shall coordinate to the extent possible with respect to the details of any such announcement. This restriction shall not apply to disclosure of this Agreement to certain private third parties such as the shareholders, investment bankers, attorneys and other professional consultants of, and prospective investors in Licensee or the Licensor. Once a particular disclosure has been approved, further disclosures that do not differ materially therefrom may be made without obtaining any further consent of the other party.

                                   ARTICLE VI

                   PATENT PROSECUTION, ENFORCEMENT AND DEFENSE

        6.1 Licensor's Responsibilities. Licensor shall, using patent counsel mutually acceptable to Licensee and Licensor, have the initial right to control, on a best efforts basis, the preparation, filing, prosecution and maintenance of the Licensed Patents, and any interferences, re-examinations, reissues and opposition proceeding relating thereto. Licensee shall bear the reasonable costs of prosecuting and maintaining the Licensed Patents in the Listed Countries only, provided that (i) the costs are incurred after the Effective Date, (ii) Licensee shall bear the costs of any interferences, re-examinations, reissues and opposition on a case-by-case basis and only if Licensee agrees in writing to bear such costs, and (iii) Licensee may choose to terminate its obligations hereunder to bear the cost of preparation, filing, prosecution and/or maintenance with respect to any Licensed Patent upon thirty (30) days written notice to Licensor in advance of the procedural step which requires funding. Licensee shall pay such reasonable costs within forty-five (45) days of receiving an invoice for such costs. Licensor shall consult with Licensee regarding the conduct of all such activities, by providing Licensee a reasonable opportunity to review and comment on all proposed submissions to any patent office before submission. For the purpose of this Agreement, "reasonable opportunity" shall mean


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that Licensee shall receive from Licensor or its patent counsel true copies of all documents relating to filing, registration, prosecution, and maintenance of patent applications and patents within the Licensed Patents within ten (10) days after Licensor has received such documents and materials or at least fifty-five
(55) days before any date imposed upon Licensor for action or response with respect to such patent applications or patents. Licensee will use commercially reasonable efforts to provide its comments to Licensor at least ten (10) days before any date imposed upon Licensor for action or response with respect to the patent applications or patents. Licensor agrees to consider Licensee's comments concerning such documents and materials, and shall use its best efforts to incorporate into the final version of such documents and materials any modification(s) and/or claim(s) requested by Licensee. Licensor shall not abandon any of the Licensed Patents without Licensee's prior written consent.

        6.2 Licensor's Failure to Prosecute. In the event Licensor declines to file or having filed fails to further prosecute or maintain any patent applications or patents, or conduct any interferences, re-examinations, reissues, or oppositions, within a reasonable time therefor, then Licensee shall have the right, upon thirty (30) days prior notice to Licensor, to prepare, file, prosecute and maintain such patent applications and patents in such countries as it deems appropriate, and conduct any interferences, re-examinations, reissues or oppositions, at its sole expense, using patent counsel of its choice.

        6.3 Copies. Upon request by Licensee, Licensor shall promptly provide to Licensee a copy of any patent applications within the Licensed Patents filed by Licensor during the term of this Agreement and all material documents received from or sent to any patent office relating thereto which relate to the scope, term, maintenance, validity, or enforceability of any of the Licensed Patents, or any challenge to or change to any of the preceding.

        6.4 Patent Term Extensions. With respect to any patent within the Licensed Patents, Licensor will designate Licensee or its designee as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world or if not feasible, at Licensee's option, permit Licensee to file in Licensor's name or diligently obtain such extension for Licensee or its Sublicensee(s), at Licensee's expense. Furthermore, Licensor shall provide reasonable assistance to facilitate Licensee's or its Sublicensees' efforts to obtain any such extension.

        6.5 Enforcement. If either party hereto becomes aware that any Licensed Patents are being or have been infringed by any third party or are subject to a declaratory judgment action, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail.

               6.5.1 Licensee. Licensee shall have the initial right, but not obligation, to institute, prosecute and control any such action, suit or proceeding (an "Action") at its expense, using legal counsel acceptable to Licensor, and Licensor shall cooperate with Licensee in connection with any such Action, at Licensee's expense; provided, Licensee may not enter into any settlement which admits that any of the Licensed Patents are invalid or unenforceable. Licensor may, at its option and


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cost, be represented by legal counsel of its choice in such proceedings to observe the proceedings. Any amounts recovered from third parties in any such Action shall be used first to reimburse Licensee for its costs and expenses associated with such Action (including, without limitation, attorney and expert fees), and the remainder shall be treated as follows: the portion of any recovery which is attributable to damages for reasonable royalties or lost profits shall be determined, and Licensor shall receive a portion of such amount equal to the applicable royalty it would have received pursuant to Article III if Licensee had made the sales actually made by the infringer.

               6.5.2 Licensor. In the event Licensee fails to initiate or defend any Action involving the Licensed Patents within nine (9) months of receiving notice of any alleged infringement, Licensor shall have the right, but not the obligation, to initiate such an Action, at its expense, using legal counsel of its choice, and Licensee shall cooperate with Licensor in connection with any such Action at Licensor's expense; provided, Licensor may not enter into any settlement which admits that any of the Licensed Patents are invalid or unenforceable. Licensee shall provide notice to Licensor of having received such notice of alleged infringement within [***Redacted] ([***Redacted]) days of receipt of such notice. Any amounts recovered from third parties in any such Action shall be used first to reimburse Licensor for its costs and expenses associated with such Action (including, without limitation, attorney and expert fees), and the remainder shall be divided between the parties, with Licensor receiving [***Redacted] percent ([***Redacted]%) of such remainder and Licensee receiving [***Redacted] percent ([***Redacted]%).

        6.6 Defense. If Licensee, its Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Licensed Patents or that cover the development, manufacture, use, distribution or sale of a Licensed Product, Licensee will be entitled to control the defense in any such action(s), and withhold [***Redacted] of the royalties related to such Licensed Product in the country of suit otherwise payable to Licensor and use such withheld royalties to reimburse the legal defense costs, attorney fees and liability incurred in such infringement suit(s). Notwithstanding the foregoing, Licensee agrees to withhold only that portion of such royalties as may reasonably be necessary to reimburse amounts in accordance with this Section 6.6. If Licensee is required to pay a royalty or other amount to a third party to make and/or sell a Licensed Product as a result of a final judgment or settlement, [***Redacted] of such amounts may be deducted from the royalties payable to Licensor hereunder in relation to such Licensed Product; provided that such royalties shall not be so reduced by more than [***Redacted] percent ([***Redacted]%). Licensor may, at its option and cost, be represented by legal counsel of its choice in such proceedings to observe the proceedings.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the commissioner.



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               6.7 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Licensed Patents, Licensor shall at the expense of Licensee cooperate fully, including without limitation by joining as a party plaintiff and executing such documents as Licensee may reasonably request. Furthermore, upon the request of and, at the expense of Licensee, Licensor shall make available at reasonable times and under appropriate conditions all relevant records, papers, information, samples and other similar materials in Licensor's possession.

                                   ARTICLE VII

                           INDEMNIFICATION; INSURANCE

        7.1 Licensee. Licensee shall defend and hold Licensor and it trustees, officers, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action (a "Liability") brought by a third party as a consequence of the practice of the Licensed Patents by Licensee or any Sublicensee, whether or not Licensor is named as a party defendant in any lawsuit, except to the extent such Liability is caused by the negligence or willful misconduct of Licensor.

        7.2 Licensor. Licensor shall defend and hold Licensee and its directors, officers, employees and agents harmless as against any judgments, fees, expenses, liabilities, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action (also a "Liability") resulting from any claim, suit or proceeding brought by a third party against any of the foregoing entities, arising out of or in connection with any misrepresentation with regard to, or breach of any of, the representations and warranties of Licensor set forth in Article VIII, or to the extent due to the negligence or willful misconduct of Licensor.

        7.3 Procedure. In the event that any indemnitee intends to claim indemnification under this Article VII it shall promptly notify the other party in writing of such potential Liability. The indemnifying party shall have the right to control the defense thereof. The affected indemnitees shall cooperate fully with the indemnifying party and its legal representatives in the investigation and conduct of any Liability covered by this Article VII. Notwithstanding the foregoing, neither party shall have indemnity obligations for any claim if the indemnitee seeking indemnification makes any admission, settlement or other communication regarding such claim without the prior written consent of the indemnifying party.


                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

        8.1 Licensor. Licensor represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of Ontario, Canada; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on


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the part of Licensor; (iii) to the Licensor's best knowledge, Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents; (iv) Licensor has the right to grant the rights and licenses granted herein; (v) the Licensed Patents are free and clear of any lien, encumbrance, security interest or restriction on license; (vi) to Licensor's best knowledge, the practice of the Licensed Patents will not infringe intellectual property of third parties; (vii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Patents, or any portion thereof, inconsistent with the license granted to Licensee herein; (viii) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Patents; and (ix) the list in Exhibit A of Licensed Patents represents the entire patent portfolio of Licensor as of the Effective Date.

        8.2 Licensee. Licensee represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee, and (iii) Licensee has made no previous obligation materially inconsistent with its obligations under this Agreement.

                                   ARTICLE IX

                                   ARBITRATION

        9.1 Arbitration. Licensor and Licensee agree that any dispute or controversy arising out of or relating to Section 4.2 or Article III of this Agreement shall be settled by binding arbitration in San Francisco, California, United States of America, under the then-current Commercial Agreement Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrator shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the parties must expend on discovery; provided, the arbitrator shall permit such discovery it deems necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorney and expert fees.

                                    ARTICLE X

                                     GENERAL

        10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of laws.



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        10.2 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

        10.3 Assignment. This Agreement shall be not be assignable by Licensor or by Licensee without the other party's prior written consent, which shall not be unreasonably withheld; provided, however, that either party may assign this Agreement without such consent (i) to an Affiliate, or (ii) in connection with a transfer of all or substantially all of its assets to which this Agreement relates whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

        10.4 Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service at the address of each party set forth below, or to such other address as either party may indicate on its behalf by written notice.

If to Licensee:

Cardiac Pathways Corporation
995 Benecia Avenue
Sunnyvale, CA 94086
Attention:  G. Michael Latta

If to Licensor:
Sonometrics Corporation
135-4056 Meadowbrook Dr.
London, Ontario, Canada N6L 1E4
Attn:  Blair Poetschke

        Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

        10.5 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        10.6 Compliance with Laws. Each party shall furnish to the other party any information related to the subject matter of this Agreement requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency. Each party agrees to make reasonable efforts to comply with applicable laws.

        10.7 Export Controls. Licensee acknowledges that it is subject to United States laws and regulations controlling the export of products or technical information. Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Licensor under this Agreement or any products using such technical information to any country for which the United States government or agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

        10.8 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

        10.9 Further Assurances. At any time or from time to time on and after the date of this Agreement, Licensor shall at the written request of Licensee
(i) deliver to Licensee such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as Licensee may reasonably deem necessary or desirable in order for Licensee to obtain the full benefits of this Agreement and the transactions contemplated hereby.

        10.10 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

        10.11 Waiver. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

        10.12 Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.

        10.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective duly authorized representatives.


Sonometrics Corporation                       Cardiac Pathways Corporation



By:     /s/ Blair Poetschke                   By:    /s/ Thomas M. Prescott
   ------------------------                      ---------------------------
Name: Blair Poetschke                         Name: Thomas M. Prescott

Title: President                              Title: Chief Executive Officer



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



                                    EXHIBIT A



    APPLN SERIAL #/            ISSUE DATE/
    ISSUED PATENT #            FILING DATE                TITLE
----------------------    ---------------------    ------------------
[***Redacted]






*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the commissioner.

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